EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we hereby consent to the incorporation of our report dated March 14, 2008,  relating to the consolidated financial statements and schedule of PLC Systems Inc. for each of the years in the three year period ended December 31, 2007, included in this Form 10-K, into the Company’s previously filed Registration Statements on Form S-3 (File Nos. 333-68923, 333-80045 and 333-43454) and Form S-8 (File Nos. 33-95168, 333-51547, 333-37814, 333-48706, 333-51136, 333-57752, 333-91430, 333-106100 and 333-127770).

/s/ Vitale, Caturano & Company Ltd.

Boston, Massachusetts

March 28, 2008